EX-10

            Consent of Independent Registered Public Accounting Firm




The Board of Directors of Jackson National Life Insurance Company and Contract Owners of Jackson National Separate Account I


We consent to the use of our reports included herein on the consolidated financial statements of Jackson National Life Insurance Company dated March 7, 2006, and on the financial statements of Jackson National Separate Account I, dated March 24, 2006, and to the references to our firm under the heading "Services" in the Statement of Additional Information of the SEC Form N-4 Registration Statement.

Our report on the consolidated financial statements of Jackson National Life Insurance Company refers to the adoption effective January 1, 2004 of the Accounting Standards Executive Committee of the American Institute of Certified Public Accountant's Statement of Position 03-1, "Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts."

/s/ KPMG

Chicago, Illinois
April 25, 2006